EXHIBIT 10.1

_____________________________________________________________________

FRAMEWORK AGREEMENT
BY AND BETWEEN
LATAM AIRLINES GROUP S.A.
AND
DELTA AIR LINES, INC.
DATED AS OF SEPTEMBER 26, 2019

_____________________________________________________________________

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(iv) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS
PAGE
ARTICLE 1 DEFINITIONS................................................................................................2

Section 1.1	Definitions..................................................................................................2

Section 1.2	Interpretation; Construction.......................................................9
ARTICLE 2 STRATEGIC ALLIANCE.............................................................................10

Section 2.1	Strategic Alliance Agreements.................................................10

Section 2.2	Implementation of Strategic Alliance......................................10

Section 2.3	Strategic Alliance Regulatory Approvals.................................11

Section 2.4	Alternative Transaction............................................................13
ARTICLE 3 TRANSITION COSTS PAYMENTS............................................................14

Section 3.1	Payment at Signing..................................................................14

Section 3.2	Future Quarterly Payments......................................................14

Section 3.3	Additional Payments Upon Extraordinary Circumstances......14

Section 3.4	Effect of Termination...............................................................16
ARTICLE 4 TRANSITION SUPPORT.............................................................................16

Section 4.1	Cooperation..............................................................................16

Section 4.2	[***].........................................................................................16
ARTICLE 5 AIRCRAFT TRANSACTIONS....................................................................16

Section 5.1	Aircraft Purchase Agreement...................................................16

Section 5.2	Aircraft Assignment.................................................................17
ARTICLE 6 ACQUISITION BY DELTA OF MINORITY STAKE IN LATAM.............17

Section 6.1	The Tender Offer......................................................................17

Section 6.2	Equity Ownership Antitrust Consents......................................23

Section 6.3	Standstill..................................................................................24

Section 6.4	Restrictions on Transfers..........................................................26

Section 6.5	Restrictions on LATAM...........................................................26
ARTICLE 7 REPRESENTATIONS AND WARRANTIES..............................................27

Section 7.1	Representations and Warranties of Each Party.........................27
ARTICLE 8 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY..............................28

Section 8.1	Public Announcements.............................................................28

Section 8.2	Confidentiality..........................................................................28
ARTICLE 9 TAX...............................................................................................................29

Section 9.1	Additional Amounts.................................................................29

i

Section 9.2	Section 833...............................................................................29
ARTICLE 10 TERMINATION..........................................................................................29

Section 10.1	Termination..............................................................................29

Section 10.2	Effect of Termination...............................................................30
ARTICLE 11 INDEMNIFICATION.................................................................................30

Section 11.1	Indemnification for Breach......................................................30
ARTICLE 12 MISCELLANEOUS....................................................................................31

Section 12.1	Fees and Expenses...................................................................31

Section 12.2	Late Payments..........................................................................31

Section 12.3	Notices.....................................................................................31

Section 12.4	Entire Agreement.....................................................................32

Section 12.5	Amendment..............................................................................32

Section 12.6	Waivers....................................................................................32

Section 12.7	Severability..............................................................................32

Section 12.8	No Third Party Beneficiaries...................................................33

Section 12.9	Assignment..............................................................................33

Section 12.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial..........................................................................................33

Section 12.11	Specific Performance...............................................................34

Section 12.12	Further Assurances...................................................................35

Section 12.13	Counterparts and Electronic Signatures...................................35

Section 12.14	Time Is of the Essence.............................................................35

Section 12.15	Essential Covenants.................................................................35

ii

EXHIBITS

EXHIBIT A-1    ‑    Form of Aircraft Purchase Agreement
EXHIBIT A-2    -    Aircraft Assignment Term Sheet
EXHIBIT B    ‑    Strategic Alliance Agreement Term Sheet
EXHIBIT C    -    Tender Offer Documents
[***]

ANNEXES
ANNEX 1    -    Account for Wire Transfer

iii

FRAMEWORK AGREEMENT
This FRAMEWORK AGREEMENT (this “Agreement”), dated as of September 26, 2019, is entered into by and between LATAM AIRLINES GROUP S.A., a sociedad anónima organized under the laws of the Republic of Chile (“LATAM”), and DELTA AIR LINES, INC., a corporation organized under the laws of Delaware (“Delta” and together with LATAM, the “Parties”, and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to the term in Article 1 (Definitions).
RECITALS
WHEREAS, each of the Parties is involved in the transportation of passengers and cargo in the Republic of Chile, the United States and around the world;
WHEREAS, the Parties have agreed that, upon the terms and subject to the conditions set forth in this Agreement, Delta will commence a tender offer for twenty percent (20%) of the issued and outstanding LATAM Shares (the “Equity Investment”);
WHEREAS, each of the Parties wishes to enter into a strategic alliance with the other Party upon the terms and subject to the conditions set forth in this Agreement (the “Strategic Alliance”);
WHEREAS, Delta has agreed to (i) make certain payments to LATAM in respect of certain costs that LATAM will incur in connection with transitioning the Strategic Alliance from certain existing arrangements (the “Transition Costs Payments”) and (ii) provide certain transition support and other services to LATAM (the “Transition Support”);
WHEREAS, the Parties wish to enter into one or more agreements to document that (i) Delta has agreed to purchase from LATAM, and LATAM has agreed to sell, certain aircraft in the LATAM fleet, and (ii) LATAM has agreed to assign, and Delta has agreed to assume, certain partially pre-paid orders for specified Airbus aircrafts (the “Aircraft Transactions”); and
WHEREAS, although the Parties intend that each of the Strategic Alliance and the Equity Investment will be independent of, and will not be conditioned on, the consummation of the other transactions, the Parties have determined to take the various steps contemplated by this Agreement and others in furtherance thereof, in each case, based on the understanding that each Party will perform its obligations in respect of all of the foregoing arrangements and transactions.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following capitalized terms have the respective meanings set forth below.
“15% Threshold” has the meaning set forth in Section 6.1(d) (The Tender Offer).
“20% Threshold” means twenty percent (20%) of LATAM Shares.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for the avoidance of doubt, with respect to Delta, the term “Affiliate” excludes [***] so long as Delta does not have the right to exercise voting power to elect a majority of the board of directors or other governing body of [***].
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Airbus” means Airbus SAS, European public company (societas europaea), and its Affiliates.
“Airbus Purchase Agreement” means the Purchase Agreement, dated as of [***] (as amended, restated, novated and supplemented), by and between Airbus S.A.S. and Tam-Linhas Aereas S.A.
“Aircraft Agreements” has the meaning set forth in Section 5.1 (Aircraft Purchase Agreement).
“Aircraft Purchase Agreement” has the meaning set forth in Section 5.1 (Aircraft Purchase Agreement).
“Aircraft Transaction” has the meaning set forth in the recitals to this Agreement.
“Alternate Arrangement” has the meaning set forth in Section 5.2(b) (Aircraft Assignment).
“Alternative Transaction” means, with respect to either Party (and its Subsidiaries), any (i) acquisition, merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction with, (ii) issuance or sale of shares of capital stock or other equity securities to, (iii) acquisition, directly or indirectly, of beneficial ownership of more than five percent (5%) of the capital stock or other equity securities of, including through a tender offer, or (iv) unless otherwise agreed between the Parties, a joint venture or other strategic alliance or commercial arrangements for cooperation, including with respect to loyalty programs and codeshare arrangements with, in each case, with respect to either Party, an airline carrier that is headquartered or with operations primarily based in the Applicable Territory for such Party (including any Affiliate, successor or assign, or any other Person acting in a group with any such carrier). An Alternative Transaction excludes (A) the acquisition of ownership, directly or indirectly, of equity securities in a publicly traded company or other entity held for investment by a Party or any of its Affiliates and consisting of less than two percent (2%), in the aggregate, of the outstanding capital stock of such company or other entity, (B) any Alternative Transaction with a Freighter Company and (C) in the case of clause (ii) any public issuance of shares of capital stock of other equity securities, (including any issuance subject to preemptive rights of existing shareholders) so long as such transaction is comprised of a broad distribution without directed sales.
“Anti-Bribery Laws” means the anti-bribery provisions of the FCPA, the U.K. Bribery Act of 2010, the Chilean Act No. 20.393 and any rules or regulations promulgated thereunder and all other anti-corruption and bribery laws and conventions applicable to Delta, LATAM and their respective Subsidiaries.
“Antitrust Immunities” means the approval, exemption and immunization of the Parties, pursuant to 49 U.S.C. sections 41308 and 41309, from the application of all United States antitrust laws, as defined therein, as well as all similar approvals, exemptions, and immunizations under the laws of foreign jurisdictions.
“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, and includes laws concerning Antitrust Immunities.
“Applicable Territory” means (i) for Delta, South America, Central America and the Caribbean, and (ii) for LATAM, the United States.
“Assigned Aircraft” has the meaning given to such term in the Aircraft Assignment Term Sheet.
“Assignee” has the meaning set forth in Section 5.2(a) (Aircraft Assignment).
“Assignor” has the meaning set forth in Section 5.2(a) (Aircraft Assignment).
“Brazil” means the Federative Republic of Brazil.
[***]
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York and Santiago, Chile are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
“CADE” means the Administrative Council for Economic Defense of Brazil (Conselho Administrativo de Defensa Econômica).

“Calendar Quarter” means the three-month period ended each March 31, June 30, September 30 or December 31.
“Central America” means Belize, Guatemala, Honduras, Nicaragua, El Salvador, Costa Rica, Panama and any successor countries to the ones set forth herein, but not including any additional territories or other geographic areas under the legal jurisdiction of such countries.
“Change in Law” means any change in applicable Law that is effective as of the applicable date as well as the issuance of a ruling of general application issued by the Treasury Department or the Internal Revenue Service which addresses the treatment of payment to be made under this Agreement.
“Chile” means the Republic of Chile.
“Chilean Securities Law” means Chilean Securities Law No. 18,045 (Ley 18,045 de Mercado de Valores) and the rules and regulations promulgated pursuant thereto.
“Chosen Court” has the meaning set forth in Section 12.10(b) (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial).
“CMF” means the Chilean Financial Market Commission.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of [***], by and between Delta and LATAM.
“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof).
“Contract” means any written contract, agreement or other legally binding instrument, including any written note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.
“Damages” has the meaning set forth in Section 11.1 (Indemnification for Breach).
“Definitive Agreements” means [***], the Aircraft Purchase Agreement, the Aircraft Assignment Agreement, the Strategic Alliance Agreements and any other agreement entered into pursuant to this Agreement.
“Delta” has the meaning set forth in the introductory paragraph to this Agreement.
“DOJ” means the U.S. Department of Justice.
“DOT” means the U.S. Department of Transportation.
“Equity Antitrust Outside Date” means the date one hundred eighty (180) days after the date hereof; provided that if the HSR Consent has not been received on or prior to such date but all other conditions to commencement of the Tender Offer set forth in Section 6.1(b) (The Tender Offer) have been satisfied or waived (except for those conditions that by their nature are to be satisfied on the Trigger Date), such date shall be extended by an additional ninety (90) days in order to obtain the HSR Consent (x) at the election of either Party, upon not less than five (5) Business Days’ notice prior to the end of the initial one hundred eighty (180) day period, if such Party (A) reasonably expects the HSR Consent to be obtained within such ninety (90) day period and (B) delivers to the other Party, with notice of such election, a reasonably detailed explanation of the basis for such expectation or (y) upon the request of either Party, upon not less than five (5) Business Days’ notice prior to the end of the initial one hundred eighty (180) day period, with the consent of the other Party (not to be unreasonably withheld).
“Equity Investment” has the meaning set forth in the recitals to this Agreement.
“Equity Ownership Antitrust Consents” means any Consents that may be required under applicable Antitrust Laws for the acquisition by Delta of twenty percent (20%) of the LATAM Shares and the exercise of all voting rights in respect thereof, including in the United States and Brazil.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
“Existing Agreements” means, with respect to each Party, any agreements of such Party and its Subsidiaries existing as of the date of this Agreement.
“Extended Tender Offer Expiration Date” has the meaning set forth in Section 6.1(e) (The Tender Offer).
“Extraordinary Cost Dispute” has the meaning set forth in Section 3.3(b) (Additional Payments Upon Extraordinary Circumstances).
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Filings” has the meaning set forth in Section 2.3(a) (Strategic Alliance Regulatory Approvals).
“FNE” means the National Economic Prosecutor of Chile (Fiscalía Nacional Económica).
“Freighter Company” means an air carrier exclusively engaged in the carriage of freight and cargo using only freighter aircraft, and, for the avoidance of doubt, in no event using passenger or combi aircraft.
“Future Transition Payment” has the meaning set forth in Section 3.2 (Future Quarterly Payments).
“Government Official” means (i) an executive, official, employee, representative, agent or Affiliate of, or Person acting in an official capacity for or on behalf of, a Governmental Body or department, agency or instrumentality thereof, (ii) an official, officer, director, employee, representative, agent or Affiliate of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) or (v) any family member of a Government Official (including parents, children, siblings and spouses), and any close business associate of a Government Official (including Persons who are currently business partners or co-owners, co-investors, consultants or advisors of such Government Official, or those who have any other financial interest in common or an important personal relationship with the Government Official).
“Governmental Body” means any foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.
“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HSR Consent” means the Equity Ownership Antitrust Consent required under HSR.
“Initial Lock-Up Period” means the period commencing on the Tender Offer Expiration Date and ending on the Strategic Alliance Implementation Date.
“Initial Tender Offer Expiration Date” has the meaning set forth in Section 6.1(e) (The Tender Offer).
“Initial Transition Payment” has the meaning set forth in Section 3.1 (Payment at Signing).
“Insolvency Event” has the meaning set forth in the Tender Offer Documents.
“LATAM” has the meaning set forth in the introductory paragraph to this Agreement.
“LATAM Shares” means issued and outstanding shares of common stock, with no par value, of LATAM.
“Law” means any law, statute, code, rule or regulation enacted by any Governmental Body.
“Legal Proceeding” means claim, action, suit or proceeding before any Governmental Body.
“Lock-Up Period” means the period commencing on the first day of the Initial Lock-Up Period and terminating on the earlier of (a) any termination pursuant to Section 10.1(c) (Termination) and (b) the final day of the Subsequent Lock-Up Period.
“Mediation Rules” has the meaning set forth in Section 3.3(c)(i) (Additional Payments Upon Extraordinary Circumstances).

“Minimum Strategic Alliance Regulatory Approvals” means the Strategic Alliance Regulatory Approvals under the Laws of each of Brazil, Peru (if such approval is required) and the United States.
“Notice of Commencement” means the notice, with respect to the commencement of the Tender Offer, to be published by Delta in two (2) national newspapers in Chile on the calendar day immediately prior to the Tender Offer Launch Date.
“Notice of Mediation” has the meaning set forth in Section 3.3(b) (Additional Payments Upon Extraordinary Circumstances).
“Notice of Result” means the notice to be published by Delta in the same two (2) national newspapers in which the Notice of Commencement is published, the third (3rd) day after the Tender Offer Expiration Date and including the information required by applicable Law.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Order” means any judgment, order or decree of any Governmental Body.
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.
“Party” and “Parties” has the meaning specified in the introductory paragraph to this Agreement.
“Permitted Transferees” means Delta and any Wholly-Owned Delta Subsidiary (i) that agrees to be bound by this Agreement by executing and delivering to LATAM a joinder agreement in form and substance reasonably acceptable to LATAM, which joinder agreement shall require any such Wholly-Owned Delta Subsidiary to transfer all of its LATAM Shares to a Permitted Transferee prior to ceasing to be a Wholly-Owned Delta Subsidiary and (ii) in respect of which Delta shall be responsible for performance of its obligations under this Agreement and such joinder agreement.
“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).
“Peru” means the Republic of Peru.
[***]

“Public Reports” has the meaning set forth in Section 7.2 (Representations and Warranties of LATAM).
“Reallocated LATAM Shares” has the meaning set forth in Section 6.1(f) (The Tender Offer).
“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.
“Sanctions” means economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder.
“Schedule 14D-9” has the meaning set forth in Section 6.1(h) (Schedule 14D-9).
“SEC” means the U.S. Securities and Exchange Commission.
[***]
“Strategic Alliance” has the meaning set forth in the recitals to this Agreement.
“Strategic Alliance Agreements” has the meaning set forth in Section 2.1 (Strategic Alliance Agreements).
“Strategic Alliance Implementation Date” has the meaning set forth in Section 2.2 (Implementation of Strategic Alliance).
“Strategic Alliance Regulatory Approvals” means the receipt of any Consent of any Governmental Body that may be required to implement the Strategic Alliance Agreements.
“Subsequent Lock-Up Period” means the period commencing on the first (1st) day after the last day of the Initial Lock-Up Period and ending on the earlier of the termination of this Agreement and the second (2nd) anniversary of the Strategic Alliance Implementation Date.
“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person; provided that, for the avoidance of doubt, with respect to Delta, the term “Subsidiary” excludes [***] so long as Delta does not have the right to exercise voting power to elect a majority of the board of directors or other governing body of [***].
“Tender Offer” has the meaning set forth in Section 6.1(a) (The Tender Offer).
“Tender Offer Documents” means the documents used by Delta to extend the Tender Offer to the shareholders of LATAM, pursuant to applicable Law, which shall be substantially in the forms attached as Exhibit C.
“Tender Offer Expiration Date” means the date on which the Tender Offer expires in accordance with Section 6.1(e) (The Tender Offer).
“Tender Offer Launch Date” has the meaning set forth in Section 6.1(a) (The Tender Offer).
“Tender Offer Outside Date” means the date that is sixty (60) days after the Equity Antitrust Outside Date (as such date may be extended by mutual agreement of the Parties).
[***]
“Total Transition Payment Amount” has the meaning set forth in Section 3.2 (Future Quarterly Payments).
“Transfer” means, with respect to any security, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such security or any interest therein, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.
“Transition Costs Payments” has the meaning set forth in the recitals to this Agreement.
“Transition Support” has the meaning set forth in the recitals to this Agreement.
“Trigger Date” means the first date on which all conditions set forth in Section 6.1(b) (Conditions to Commence the Tender Offer) shall have been satisfied or waived.
“Wholly-Owned Delta Subsidiary” means (i) a Subsidiary of Delta one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly by Delta, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person and (ii) any Wholly Owned Subsidiary of any Affiliate described in clause (i).
Section 1.2    Interpretation; Construction.
(a)    The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.
(b)    For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “U.S.$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) “Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer”; and (xi) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.
(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)    The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

ARTICLE 2
STRATEGIC ALLIANCE
Section 2.1    Strategic Alliance Agreements. In order to implement the Strategic Alliance, the Parties agree to use reasonable best efforts to negotiate and enter into one or more definitive agreements reflecting the terms set forth in the term sheet attached hereto as Exhibit B and other customary terms for such arrangement to the extent consistent therewith (the “Strategic Alliance Agreements”) as promptly as practicable but in any event no later than two hundred ten (210) days following the date of this Agreement.
Section 2.2    Implementation of Strategic Alliance. The Strategic Alliance Agreements shall become effective (subject to each Party’s Existing Agreements) upon execution thereof.  With respect to implementation, it is the Parties’ intent to simultaneously implement the Strategic Alliance Agreement with respect to all the countries and territories in South America, the United States and Canada where regulatory approval is not required or regulatory approval has been obtained.  Notwithstanding the foregoing, in the event that (a) the Minimum Strategic Alliance Regulatory Approvals have been obtained and (b) regulatory approval in any country or territory other than Brazil, Peru and the United States has not yet been obtained or is not needed, the Parties may jointly agree to proceed with the simultaneous implementation of the Strategic Alliance Agreements in those countries and territories where regulatory approval has been achieved; provided, however, that in such circumstances, the Parties shall so implement the Strategic Alliance on or prior to [***] (the date of such implementation, the “Strategic Alliance Implementation Date”).
Section 2.3    Strategic Alliance Regulatory Approvals.
(a)    Each of Delta and LATAM shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to, on the terms and subject to the conditions set forth in this Section 2.3 (Strategic Alliance Regulatory Approvals) and applicable Law:
(i)    (A) prepare and file all notifications, filings, registrations, submissions or other materials (collectively, “Filings”) required or necessary to obtain any Strategic Alliance Regulatory Approvals as promptly as practicable (and in any event within two hundred ten (210) days of the date of this Agreement), (B) obtain, or cause to be obtained, all required Strategic Alliance Regulatory Approvals as promptly as practicable, (C) respond promptly to any requests for information made by any Governmental Body, including, but not limited to, [***], and (D) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Strategic Alliance Regulatory Approvals; and
(ii)    (A) resolve objections, if any, as may be asserted with respect to the Strategic Alliance under any applicable Law, including using reasonable best efforts to defend any Legal Proceedings challenging this Agreement or the implementation of the Strategic Alliance in all applicable countries and territories (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed) and (B) in the event that any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Strategic Alliance, cooperate with the other Party and use its respective reasonable best efforts to defend against, contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts implementation of the Strategic Alliance in all applicable countries and territories.
(b)    All Filings made in connection with this Section 2.3 (Strategic Alliance Regulatory Approvals) shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the Filings contemplated by this Section 2.3 (Strategic Alliance Regulatory Approvals) shall be paid entirely by Delta.
(c)    To the extent not prohibited by applicable Law, each of Delta and LATAM shall (i) cooperate with the other Party and furnish the other Party with such necessary information and assistance as the other may reasonably request in connection with preparations of any necessary Filings or submissions for any Governmental Body, (ii)  promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective

Representatives, on the one hand, and any relevant Governmental Body, on the other hand, or any Filing such Party submits to any relevant Governmental Body, (iii) consult with and permit the other Party to review in advance any proposed Filing and any written or oral communication or correspondence by such Party or any of its Affiliates to any relevant Governmental Body, (iv) consider in good faith the views of such other Party in connection with any proposed Filing and any written or oral communication or correspondence to any Governmental Body, (v) give prompt notice to each other of any development or combination of developments that, individually or in the aggregate, is reasonably expected to prevent, materially delay or materially impair its ability to implement the Strategic Alliance, (vi) permit each other to review and discuss in advance, and consider in good faith the views of each other in connection with, any proposed written substantive communication with any Governmental Body, (vii) not participate in any meeting or oral substantive communication with any Governmental Body with respect to the Strategic Alliance unless such communication is initiated independently by the Governmental Body or unless it consults with the other Parties in advance and, subject to the approval of the applicable Governmental Body, allows each other Party to participate in such meetings, (viii) furnish each other Party with copies of all substantive correspondence, filings and communications, and memoranda setting forth the substance of any meetings or communications such other Party is not permitted to participate in between it and any such Governmental Body, and (ix) respond as promptly as practicable to any inquiries received from a Governmental Body for additional information or documentation, in each case, to the extent relating to the subject matter of this Section 2.3 (Strategic Alliance Regulatory Approvals) or the transactions contemplated by this Agreement, including the Strategic Alliance; provided, however, that no Party will be required to take any of the actions contemplated by this Section 2.3(c) (Strategic Alliance Regulatory Approvals) to the extent doing so could cause a loss of legal privilege or would result in the violation of any Contract or applicable Law.
(d)    For purposes of this Section 2.3 (Strategic Alliance Regulatory Approvals), reasonable best efforts includes, to the extent required to obtain a Strategic Alliance Regulatory Approval, a Party or any of its Subsidiaries, as applicable, (i) making, committing to, effecting and agreeing to, by consent decree or otherwise, the sale, divestiture, licensing transfer, disposal or other encumbrance of any asset, license, operation, rights, product line, business or interest such Party or its Subsidiaries may have in any third party, (ii) agreeing to any material changes (including through a licensing arrangement) or restriction on, or other impairment of its ability to own or operate any such asset, license, operation, right, product line, business or interest such Party or its Subsidiaries may have in any third party, and (iii) terminating any commercial agreement with any third party company.
(e)    Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Delta or LATAM or any of their respective Affiliates be obligated to take or commit to take any action pursuant to this Section 2.3 (Strategic Alliance Regulatory Approvals) or Section 12.12 (Further Assurances) (i) to the extent such action(s) would, individually or in the aggregate, [***] or (ii) the consummation of which is not conditioned on the implementation of the Strategic Alliance.

Section 2.4    Alternative Transaction. From the date hereof and until the later of the execution of the Strategic Alliance Agreements and the Tender Offer Outside Date:
(a)    The Parties shall not, and shall cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly through another Person: (i) initiate, solicit, or encourage or assist any inquiries regarding an Alternative Transaction or the making of any offer, proposal or inquiry relating to, or any third party indication of interest in, an Alternative Transaction, including by way of furnishing or otherwise making available any non-public information or data concerning such Party or any its Affiliates or any assets owned (in whole or part) by such Party or any of its Affiliates; (ii) engage in, continue or otherwise participate in any discussions, communications or negotiations or enter into any agreement or agreement in principle (in each case, whether written or oral) with any Person regarding an Alternative Transaction; (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Alternative Transaction; (iv) facilitate any effort or attempt by any Person to make an offer, proposal or inquiry relating to, or any third party indication of interest in, an Alternative Transaction; or (v) otherwise enter into any Contract or other agreement with respect to an Alternative Transaction.
(b)    Each of the Parties and their Subsidiaries shall immediately cease and terminate all existing discussions and negotiations, if any, with any other Person conducted on or prior to the date of this Agreement with respect to any Alternative Transaction.
(c)    Subject to any limitations under Existing Agreements, each Party shall inform the other Party orally and in writing of any proposal or request for information in connection with or relating to an Alternative Transaction, the material terms and conditions of such request, proposal or Alternative Transaction and the identity of the Person making such request or proposal, in each case, as promptly as practicable and in no event later than three (3) Business Days of the receipt of such request, and shall within such period deliver to the other Party a copy of any such request, proposal or Alternative Transaction. Each Party shall keep the other Party informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis, including the identity of the third party making such request or proposal.
(d)    It is the intention of the Parties that if any restriction or covenant contained in this Section 2.4 (Alternative Transaction) is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but to the extent such restriction or covenant would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 2.4 (Alternative Transaction) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 2.4 (Alternative Transaction)) that would be valid and enforceable under such applicable Law.
(e)    Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 2.4 (Alternative Transaction): (x) shall not prohibit a Party from taking any action in connection with the performance of, or compliance with, such Party’s existing obligations under its Existing Agreements [***], (y) shall not bind LATAM (other than the restrictions under Section 2.4(a)(v)) for so long as Delta is in material breach of this Agreement and after notice thereof is given by LATAM, which breach is not curable or, if curable, has not been cured after notice thereof is given by LATAM and (z) shall not bind LATAM after the Tender Offer Outside Date (other than, in the case that the Tender Offer has been consummated in accordance with its terms, the restrictions under Section 2.4(a)(v)).

ARTICLE 3
TRANSITION COSTS PAYMENTS
Section 3.1    Payment at Signing. Within three (3) Business Days of the date of this Agreement, Delta shall pay to LATAM or a designated Subsidiary of LATAM an amount equal to U.S.$150,000,000 (the “Initial Transition Payment”) by wire transfer of immediately available funds to the LATAM account specified in Annex 1.
Section 3.2    Future Quarterly Payments. Delta shall pay to LATAM or a designated Subsidiary of LATAM an additional aggregate payment of U.S.$200,000,000 (the “Future Transition Payment” and together with the Initial Transition Payment, the “Total Transition Payment Amount”), which shall be paid in eight (8) equal installments of U.S.$25,000,000 on the first (1st) Business Day of each of the eight (8) Calendar Quarters beginning with the first Calendar Quarter of 2020 by wire transfer of immediately available funds to the LATAM account specified in Annex 1 (or any other account that LATAM may designate in writing at least two (2) Business Days prior to the date on which such payment is due).
Section 3.3    Additional Payments Upon Extraordinary Circumstances.
(a)    Additional Payments. Following the Strategic Alliance Implementation Date, LATAM shall review and determine the actual losses and costs [***]. In the event that LATAM determines following the Strategic Alliance Implementation Date that such losses and costs [***] have been greater than U.S.$350,000,000 [***], then the chief executive officers of each of LATAM and Delta shall [***] to discuss in good faith potential payments and/or other adjustments to be made by Delta to compensate LATAM for such additional costs incurred by LATAM in excess of the Total Transition Payment Amount. In the event that LATAM has determined that its losses and costs [***] have exceeded U.S.$350,000,000, LATAM shall provide Delta reasonable access to information regarding its costs and losses [***] related to LATAM’s transition to the Strategic Alliance as Delta may reasonably request, subject to Section 3.3(d) (Confidentiality).
(b)    Extraordinary Cost Dispute. In the event that the chief executive officers fail to agree on the amount of payment and/or other adjustments to be made by Delta to compensate LATAM pursuant to Section 3.3(a) (Additional Payments), which disagreement is not resolved within sixty (60) days of [***] (the “Extraordinary Cost Dispute”), either Party may refer the Extraordinary Cost Dispute to non-binding mediation through a notice of mediation (the “Notice of Mediation”).

(c)    Mediation Procedures.
(i)    The Parties shall, in the first instance, attempt to agree on a mediator. If the Parties cannot so agree within thirty (30) days after the Notice of Mediation is sent, either of the Parties may promptly apply to the International Chamber of Commerce for appointment of a single mediator in accordance with the Mediation Rules of the International Chamber of Commerce (the “Mediation Rules”). Absent any written agreement to the contrary by the Parties, the mediator shall be an attorney or mediator authorized to practice law in the United States. The mediator shall be paid for the mediation services, and shall be reimbursed for all reasonable and documented out of pocket costs incurred in carrying out the mediation duties hereunder, including the costs of consultants. All fees and costs of the mediation shall be shared equally by the Parties. The Parties shall request that the mediator schedule the mediation within thirty (30) days of the mediator’s appointment, and shall comply with all procedures the mediator establishes for the conduct of the mediation (it being understood and agreed that unless the Parties otherwise in writing, the results of any such mediation and any determination and/or findings made by such mediator shall not be binding upon the Parties). Absent any written agreement to the contrary by the Parties, if the Extraordinary Cost Dispute is not resolved within ninety (90) days of the Notice of Mediation, the mediation shall be terminated.
(ii)    For the avoidance of doubt, absent the written agreement of the Parties, the Mediation Rules shall not apply to any mediation carried out pursuant to this Section 3.3 (Additional Payments Upon Extraordinary Circumstances). Rather, the reference to the ICC and the Mediation Rules above should be understood as referring solely to the designation of the ICC as an appointing authority to appoint a mediator pursuant to the procedures set forth in the Mediation Rules in the event the Parties are unable to agree on a mediator within the timeframe specified.
(d)    Confidentiality. The Parties agree that any information provided by LATAM pursuant to Section 3.3(b) (Extraordinary Cost Dispute) or pursuant to any mediation carried out pursuant to this Section 3.3 (Additional Payments Upon Extraordinary Circumstances), and the existence of the mediation and any element thereof (including the identity of the Parties, the identity of all witnesses and experts who may be called upon at the mediation, all materials created for the purposes of the mediation, all testimony or other oral submissions at the mediation, and all documents produced by a Party in connection with a mediation that were not already in the possession of the other Party), shall be kept confidential, except (i) with the consent of the Parties, (ii) to the extent disclosure may be lawfully required in bona fide Legal Proceedings relating to the mediation, (iii) upon written advice of legal counsel, where disclosure is required in order to avoid violating applicable Laws or rules of a national securities exchange to which a Party is subject, and (iv) where such information is already in the public domain other than as a result of a breach of this clause.  The Parties also agree not to use any information disclosed to them pursuant to Section 3.3(b) (Extraordinary Cost Dispute) or during the mediation for any purpose other than in connection with any mediation as set forth in this Section 3.3 (Additional Payments Upon Extraordinary Circumstances).
(e)    Final Decision. Any agreement of the chief executive officers or the Parties in mediation with respect to any additional payment and/or other adjustment that resolves the matters contemplated by this Section 3.3 (Additional Payments Upon Extraordinary Circumstances) shall be final and binding on the Parties only at such time and to the extent that such agreement is documented in writing and executed by both Parties.
Section 3.4    Effect of Termination. Notwithstanding anything to the contrary in this Article 3 (Transition Costs Payments), in the event of termination pursuant to Article 10 (Termination), without prejudice to the rights of the Parties under Section 11.1 (Indemnification for Breach): (a) there shall be no refund of any amounts previously paid in respect of the Total Transition Payment Amount; (b) if such termination is by LATAM pursuant to Section 10.1(b) (Termination) or 10.1(e) (Termination), then the payment of the balance of the Future Transition Payments shall be accelerated and Delta shall pay such balance within three (3) Business Days of such event by wire transfer of immediately available funds to the LATAM account specified in Annex 1 (or any other account that LATAM may designate in writing at least two (2) Business Days prior the date on which such payment is due); and (c) if such termination is by Delta pursuant to Section 10.1(c) (Termination), Delta shall not be required to make any future Transition Cost Payments that have not yet become due. For the avoidance of doubt, in the event of termination pursuant to Section 10.1 (Termination), Section 3.3(a) (Additional Payments) shall not survive such termination.
ARTICLE 4
TRANSITION SUPPORT
Section 4.1    Cooperation.
(a)    Subject to any limitations under applicable Law and Existing Agreements of the Parties, following the date hereof each of Delta and LATAM shall work together to promptly implement complementary initiatives to, among other things, [***].
(b)    Pursuant to the cooperation provided for under Section 4.1(a) (Cooperation) and subject to any limitations under applicable Law and Existing Agreements of the Parties, the Parties shall use their reasonable best efforts to, as promptly as practicable, agree, execute, deliver and implement [***].
Section 4.2    [***]
(a)    The Parties shall, as soon as practicable, use reasonable best efforts to enter into or obtain [***].
(b)    Delta shall, at its sole cost and expense, use its reasonable best efforts to obtain, or cause to be obtained, [***].
(c)    Delta shall, and shall cause its Subsidiaries to, use reasonable best efforts to [***].
ARTICLE 5
AIRCRAFT TRANSACTIONS
Section 5.1    Aircraft Purchase Agreement. In order to implement the Aircraft Transactions, the Parties agree as promptly as practicable (a) following the date of this Agreement but in any event no later than [***], to finalize and enter into an agreement for the purchase and sale of certain aircraft substantially in the form attached hereto as Exhibit A-1 (the “Aircraft Purchase Agreement”) except as to certain engine maintenance and delivery condition terms, which require additional information from the applicable manufacturer or other third parties, and (b) upon and subject to the terms and conditions set forth in the Aircraft Purchase Agreement, consummate the transactions described therein.
Section 5.2    Aircraft Assignment.
(a)LATAM (as “Assignor”) and Delta (as “Assignee”) agree as promptly as practicable following the date of this Agreement but in any event no later than [***], to enter into one (1) or more agreements for the assignment to and assumption by Delta of, and release of LATAM from any and each Airbus Purchase Agreement (each, an “Assignment Agreement”). [***] Each Assignment Agreement shall also include such other terms and conditions as are customary for assignment agreements and shall be substantially consistent with the terms set forth in Exhibit A-2 (the “Aircraft Assignment Term Sheet”).
(b)Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment (or attempted assignment) to the Assignee of the Assigned Aircraft would require the Consent of any Person (other than the Parties’ respective Subsidiaries or Affiliates) pursuant to its terms or applicable Law, and such Consent shall not have been obtained prior to [***] (each such Assigned Aircraft with respect to which Consent has not been obtained, a “Non-Transferable Aircraft”), to the extent permitted by applicable Law, (i) Assignor shall continue to perform its obligations with respect to the Non-Transferrable Aircraft under the Airbus Purchase Agreement including, purchasing and accepting delivery of the Non-Transferrable Aircraft under the Airbus Purchase Agreement and (ii) each of Assignee and Assignor shall enter into agreements to facilitate, upon the acquisition by LATAM of the Non-Transferrable Aircraft under the Airbus Purchase Agreement, the immediate sale of such Non-Transferrable Aircraft from LATAM to Delta [***], or to facilitate any other mutually agreeable arrangement (any such agreements constituting, an “Alternate Arrangement”), which Alternate Arrangements provide to the Parties the economic and operational equivalent of an assignment of the Assigned Aircraft from LATAM to Delta; provided, however, that Assignee shall indemnify and hold harmless Assignor and its Subsidiaries from and against any and all costs associated with any such Alternate Arrangements [***].
ARTICLE 6
ACQUISITION BY DELTA OF MINORITY STAKE IN LATAM
Section 6.1    The Tender Offer.
(a)    Commencement of the Tender Offer. Within four (4) Business Days following the Trigger Date, Delta shall launch a public tender offer for 20% (and not more than 20%) of the LATAM Shares (the “Tender Offer”) in the manner required by applicable Law and subject to the conditions set forth in the Tender Offer Documents, and shall make such other notices, filings or publications (if any) as are required to be made by it under the applicable rules relating to the Tender Offer; provided that if the thirtieth (30th) day following the contemplated Tender Offer Launch Date is not a business day in Chile, the Tender Offer Launch Date shall be the first date thereafter such that the thirtieth (30th) day following the Tender Offer Launch Date is a business day in Chile (the date of such commencement, the “Tender Offer Launch Date”).
(b)    Conditions to Commence the Tender Offer. Delta’s obligation to launch and commence the Tender Offer shall be subject to the satisfaction or waiver of each of the following conditions (each of which is for the sole benefit of Delta and may be waived by Delta, in whole or in part, in its sole discretion):
(i)    Order. No Order shall be in effect that enjoins or makes illegal the commencement or consummation by Delta of the Tender Offer.
(ii)    Compliance with Covenants. LATAM shall not have failed to perform or comply in any material respect with any material obligation, covenant or agreement to be performed or complied with by it under this Agreement.
(iii)    Representations and Warranties. The representations and warranties of LATAM set forth in clauses (a) through (d) of Section 7.1 (Representation and Warranties of Each Party) shall be true and complete in all material respects as of the date of this Agreement and as of the Trigger Date as though made on and as of such dates. The representations and warranties set forth in the first sentence in clause (f)(i) and clause (f)(ii) of Section 7.1 (Representation and Warranties of Each Party) shall be true and complete in all material respects as of the date of this Agreement and as of the Trigger Date as though made on and as of such dates except where the failure of any such representations and warranties to be so true and complete would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of LATAM or on the Parties’ ability to exercise their rights or perform their obligations under this Agreement or the Definitive Agreements.
(iv)    Public Filings. (A) Since December 31, 2018, LATAM shall have filed or furnished, as applicable, all material forms, certifications, reports, statements and documents required to be filed or furnished by it to the CMF under Chilean Securities Law and with the SEC pursuant to the Securities Act of 1933 and the Exchange Act, as applicable (such forms, certifications, reports, statements and documents filed or furnished since December 31, 2018 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Public Reports”); (B) each of the Public Reports (including any financial statements or other schedules included therein), at the time of its filing or being furnished, complied in all material respects with the applicable requirements of U.S. or Chilean Securities Law applicable to the Public Reports; and (C) as of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Public Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided that the condition set forth in this clause (iv) shall be deemed satisfied notwithstanding any failure to satisfy subclauses (A), (B) and (C) above if such failures would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of LATAM or on the Parties’ ability to exercise their rights or perform their obligations under this Agreement or the Definitive Agreements.

(v)    Required Approvals. The HSR Consent shall have been received and shall be in full force and effect.
(vi)    No Force Majeure Event. Since the date of this Agreement, there shall not have occurred and be continuing any Force Majeure Event (as defined below) that has a material adverse effect on the ability of LATAM to continue flying and operating its route network in Chile, Peru or Brazil. For purposes of this Section 6.1(b)(vi) (No Force Majeure Event), “Force Majeure Event” shall mean acts of God, war (declared or undeclared), sabotage, blockade, revolution, insurrection, terrorism, expropriation, nationalization, suspension in whole or in part of the national constitution or similar substantial change in Law, and embargo.
(vii)    No Insolvency Event. There shall not have occurred any Insolvency Event, or any event or condition that, if left uncured, would mature into an Insolvency Event, with respect to LATAM.
(viii)    Absence of Certain Events. LATAM shall not have taken any of the actions set forth in Section 6.1(i)(ii) (since the date of this Agreement.
(c)    Terms and Conditions. Delta shall extend the Tender Offer to all holders of LATAM Shares at a price equal to U.S.$16 per LATAM Share; provided, however, that subject to applicable Law, Delta may in its sole discretion increase the price per LATAM Share to be paid in the Tender Offer, which in any case shall be the same for each tendering shareholder of LATAM. Notwithstanding anything to the contrary set forth in this Agreement, the price per LATAM Share to be paid in the Tender Offer shall be adjusted appropriately to reflect fully the effect of any cash or stock dividend (including any dividend or distribution of securities convertible into LATAM Shares), other than any dividend required by Chilean Law, stock split, reverse stock split, reorganization, reclassification or any like change with respect to the LATAM Shares having a record date on or after the date of this Agreement and prior to the Trigger Date.
(d)    Conditions to the Consummation of the Tender Offer. Delta’s obligation to (i) declare the success of the Tender Offer in the Notice of Result and (ii) accept and acquire any LATAM Shares tendered in the Tender Offer shall be, in each case, subject to the satisfaction or waiver of each of the following conditions (each of which is for the sole benefit of Delta and may be waived by Delta, in whole or in part, in its sole discretion):
(i)    Tender Offer Documents Conditions. The conditions to consummation of the Tender Offer set forth in the Causales de Caducidad de la Oferta of the Tender Offer Documents shall have been satisfied.
(ii)    Minimum Tender. As of the Tender Offer Expiration Date, at least a number of LATAM Shares equal to fifteen percent (15%) of the LATAM Shares issued and outstanding on the Tender Offer Expiration Date (the “15% Threshold”) shall have been tendered in the Tender Offer.
(iii)    Absence of Certain Events. LATAM shall not have taken any of the actions set forth in Section 6.1(i)(ii) (Conduct of the Business) since the date of this Agreement.

(iv)     No Alternative Transaction. Neither LATAM nor any Affiliate thereof shall have entered into any Contract or other agreement with respect to an Alternative Transaction.
(e)    Expiration and Extension of the Tender Offer. The Tender Offer shall expire at 4:00 p.m., Santiago, Chile time on the date (the “Initial Tender Offer Expiration Date”) that is thirty (30) days following the Tender Offer Launch Date. From time to time and within one (1) Business Day of receiving a written request from LATAM, Delta shall provide LATAM with a report detailing how many LATAM Shares were tendered pursuant to the Tender Offer. If the number of LATAM Shares tendered in the Tender Offer is less than the 20% Threshold as of the Initial Tender Offer Expiration Date, then Delta shall extend the Tender Offer to 4:00 p.m., Santiago, Chile time to a Business Day that is up to the maximum possible period following the Initial Tender Offer Expiration Date permitted for such an extension in accordance with applicable Law (the new expiration date, following such extension, the “Extended Tender Offer Expiration Date” and, together with the Initial Tender Offer Expiration Date, referred to herein as the “Tender Offer Expiration Date”).
(f)    Consummation of the Tender Offer and Payment for LATAM Shares; Pro Rata Reduction. On the terms and subject to the conditions set forth in this Article 6 (Acquisition by Delta of Minority Stake in LATAM) and the Tender Offer Documents, including satisfaction or waiver of each of the conditions set forth in Section 6.1(d) (Conditions to the Consummation of the Tender Offer) as of the Tender Offer Expiration Date, Delta shall pay for all LATAM Shares that are validly tendered and not validly withdrawn pursuant to the Tender Offer promptly (and no later than within the time period required by applicable Law) after the Tender Offer Expiration Date, up to the 20% Threshold. If the number of LATAM Shares tendered in the Tender Offer exceeds the 20% Threshold, then: (i) the number of LATAM Shares that Delta shall accept for payment, and pay for, shall be reduced to a number of LATAM Shares equal to the number of LATAM Shares that, together with the number of LATAM Shares (if any) then owned by Delta and its Affiliates, equals the 20% Threshold, (ii) the LATAM Shares to be accepted and paid for by Delta shall be allocated pro rata to the holders of LATAM Shares that validly tendered, and did not validly withdraw, in the Tender Offer in accordance with the number of LATAM Shares tendered by such holders (the “Reallocated LATAM Shares”) in accordance with applicable Law, (iii) Delta shall accept for payment, and pay for, the Reallocated LATAM Shares promptly (and no later than the time period required by applicable law and the terms of the Tender Offer) after the Tender Offer Expiration Date, and (iv) Delta shall promptly return, and shall cause any depositary acting on behalf of Delta to return, all tendered LATAM Shares that are not Reallocated LATAM Shares to the holders thereof and Delta shall not accept such LATAM Shares pursuant to the Tender Offer. The price payable pursuant to the terms of the Tender Offer in respect of each LATAM Share (or Reallocated LATAM Share, as applicable) validly tendered, and not validly withdrawn, pursuant to the Tender Offer shall be paid to the holder thereof in cash, in accordance with the terms of the Tender Offer.
(g)    Tender Offer Efforts Cooperation Covenant.
(i)    To the extent permitted by applicable Law, LATAM shall cooperate with and provide Delta with such assistance as Delta may reasonably request to facilitate the launching and consummation of the Tender Offer and the making of such notices, filings or publications (if any) as are required to be made by it under applicable Law, including by: (i) providing such information and documents relating to LATAM and the LATAM Shares reasonably requested by Delta; (ii) taking actions reasonably requested by Delta to assist in consummating the Tender Offer; and (iii) providing such information as Delta reasonably requests to assist Delta in determining the number of registered or beneficial holders of LATAM Shares domiciled in the United States. LATAM shall not be required to take any of the actions described in the preceding sentence to the extent that (x) any such information or documentation requested by Delta is not information or documentation prepared or generated by LATAM in the ordinary course of business or (y) LATAM reasonably determines that any such action would reasonably be expected to be prohibited by applicable Law or Existing Agreements. Delta shall: (A) hold in confidence and keep confidential any information or documents received in connection with this Section 6.1(g) (The Tender Offer) or otherwise under this Agreement in accordance with the Confidentiality Agreement, (B) use such information or documents solely in connection with the consummation of the Tender Offer or in the exercise of any of its rights or compliance with its obligations under this Agreement or the Definitive Agreements, and (C) if the obligations of the Parties have been terminated pursuant to Section 10 (Termination), Delta shall deliver to LATAM any and all copies and any extracts or summaries from such information then in its possession or control.
(ii)    Delta shall promptly furnish or otherwise make available to LATAM or LATAM’s legal counsel all information concerning LATAM that may be required or reasonably requested in connection with any action contemplated by this Section 6.1(g). To the extent reasonably practicable, Delta shall provide LATAM and its counsel a reasonable opportunity to review and comment on any such notices, filings or publications prior to their delivery, filing with the SEC or publication thereof, as applicable (it being understood that LATAM and its counsel shall provide any comments thereon as soon as reasonably practicable). Delta shall provide to LATAM and its counsel copies of any written comments or other material communications and a description of any oral comments that Delta or its counsel receives from the SEC or its staff with respect to any such filings promptly after such receipt and shall provide LATAM and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff.
(h)    Schedule 14D-9. To the extent required by applicable Law, within the time period prescribed by Rule 14e-2, LATAM shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) indicating its position with respect to the Tender Offer and the reasons for taking that position and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of LATAM Shares as and to the extent required by applicable Law. Each of Delta and LATAM agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it has actual knowledge that such information shall have become false or misleading in any material respect, and LATAM further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of LATAM Shares, in each case as and to the extent required by applicable Law. Delta shall promptly furnish or otherwise make available to LATAM or LATAM’s legal counsel all information concerning Delta that may be required or reasonably requested in connection with any action contemplated by this Section 6.1

(The Tender Offer). To the extent reasonably practicable, LATAM shall provide Delta and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC (it being understood that Delta and its counsel shall provide any comments thereon as soon as reasonably practicable). LATAM shall provide to Delta and its counsel copies of any written comments or other material communications and a description of any oral comments that LATAM or its counsel receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt and shall provide Delta and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff.
(i)    Conduct of the Business.
(i)    From the date of this Agreement until the earlier of the Tender Offer Expiration Date and the Tender Offer Outside Date, except as required by applicable Law or this Agreement or, to the extent consistent with its obligations under Section 12.12 (Further Assurances), arising out of or relating to this Agreement, or otherwise with the prior written consent of Delta (which consent shall not be unreasonably withheld, conditioned or delayed), LATAM shall use its reasonable commercial efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice.
(ii)    Without limiting the generality of, and in furtherance of, Section 6.1(i)(i) (Conduct of the Business), from the date of this Agreement until the earlier of Tender Offer Expiration Date and the Tender Offer Outside Date, except as required by applicable Law or this Agreement, or otherwise with the prior written consent of Delta (which consent shall not be unreasonably withheld, conditioned or delayed), LATAM shall not:
(A)    amend or propose any material change in its or its Subsidiaries’ Organizational Documents;
(B)    merge or consolidate with any other Person or restructure, reorganize, dissolve or completely or partially liquidate;
(C)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any LATAM Shares or other equity or voting interest, except to the extent required by applicable Chilean Law;
(D)    issue or grant an option to subscribe for any share capital of or other equity interest in LATAM, or reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any LATAM capital stock or securities convertible or exchangeable into or exercisable for any shares of LATAM capital stock;
(E)    during the pendency of the Tender Offer, take any other action that would be prohibited to be taken by an issuer of securities subject to a tender offer under the applicable Laws of Chile with respect thereto; or
(F)    agree or commit to take any of the foregoing actions.

Section 6.2    Equity Ownership Antitrust Consents.
(a)    Each of Delta and LATAM shall, and shall cause each of its Affiliates to, use its reasonable best efforts to, on to the terms and subject to the conditions set forth in this Section 6.2 and applicable Law:
(i)    (A) prepare and file all Filings required or necessary to obtain Equity Ownership Antitrust Consents as promptly as practicable after execution of this Agreement but in any event no later than twenty (20) Business Days after the date hereof, (B) obtain, or cause to be obtained, all Equity Ownership Antitrust Consents as promptly as practicable, (C) respond promptly to any requests for information made by the applicable Governmental Bodies in connection with the Tender Offer, and (D) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Equity Ownership Antitrust Consents; and
(ii)    (A) resolve objections, if any, as may be asserted with respect to the Tender Offer under any applicable Law, including using reasonable best efforts to defend any Legal Proceedings challenging this Agreement or the consummation of the Tender Offer (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed) and (B) in the event that any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Tender Offer, cooperate with the other Party and use its respective reasonable best efforts to defend against, contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Tender Offer.
(b)    All Filings made in connection with this Section 6.2 shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the Filings contemplated by this Section 6.2 shall be paid entirely by Delta.
(c)    For purposes of this Section 6.2, reasonable best efforts includes to the extent required to obtain an Equity Ownership Antitrust Consent, Delta or any of its Subsidiaries, as applicable, (i) making, committing to, effecting and agreeing to, by consent decree or otherwise, the sale, divestiture, licensing transfer, disposal or other encumbrance of any asset, license, operation, rights, product line, business or interest Delta or its Subsidiaries may have in any third party, (ii) agreeing to any material changes (including through a licensing arrangement) or restriction on, or other impairment of its ability to own or operate any such asset, license, operation, right, product line, business or interest Delta or its Subsidiaries may have in any third party, and (iii) terminating any commercial agreement with any third party company.
(d)    Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Delta or any of its Affiliates be obligated to take or commit to take any action pursuant to this Section 6.2 (Equity Ownership Antitrust Consents) or Section 12.12 (Further Assurances), (i) to the extent such action(s) would, individually or in the aggregate, [***] or (ii) the consummation of which is not conditioned on the consummation of the Tender Offer.

(e)    To the extent not prohibited by applicable Law, each of Delta and LATAM shall (i) cooperate with the other Party and furnish the other Party with such necessary information and assistance as the other may reasonably request in connection with preparations of any necessary Filings or submissions for any Governmental Body, (ii)  promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any relevant Governmental Body, on the other hand, or any Filing such Party submits to any relevant Governmental Body in the United States and Brazil, (iii) consult with and permit the other Party to review in advance any proposed Filing and any written or oral communication or correspondence by such Party or any of its Affiliates to any relevant Governmental Body, (iv) consider in good faith the views of such other Party in connection with any proposed Filing and any written or oral communication or correspondence to any Governmental Body, (v) give prompt notice to each other of any development or combination of developments that, individually or in the aggregate, is reasonably expected to prevent, materially delay or materially impair its ability to commence or consummate the Tender Offer, (vi) permit each other to review and discuss in advance, and consider in good faith the views of each other in connection with, any proposed written substantive communication with any Governmental Body, (vii) not participate in any meeting or oral substantive communication with any Governmental Body with respect to the Tender Offer unless such communication is initiated independently by the Governmental Body or unless it consults with the other Parties in advance and, subject to the approval of the applicable Governmental Body, allows each other Party to participate in such meetings, (viii) furnish each other Party with copies of all substantive correspondence, filings and communications, and memoranda setting forth the substance of any meetings or communications such other Party is not permitted to participate in between it and any such Governmental Body, and (ix) respond as promptly as practicable to any inquiries received from a Governmental Body for additional information or documentation, in each case, to the extent relating to the subject matter of this Section 6.2 (Equity Ownership Antitrust Consents) or the transactions contemplated by this Agreement, including the Tender Offer; provided, however, that no Party will be required to take any of the actions contemplated by this Section 6.2(e) (Equity Ownership Antitrust Consents) to the extent doing so could cause a loss of legal privilege or would result in the violation of any Contract or applicable Law.
Section 6.3    Standstill. Delta agrees that from the date hereof until the end of the Lock-Up Period, neither Delta nor any of Delta’s Affiliates, alone or with others, will in any manner, directly or indirectly, without the prior consent of LATAM:
(a)    effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or in any way knowingly assist (including through the provision of financing) any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause, (i) any acquisition of beneficial ownership (as such term is defined in the Exchange Act) or constructive economic ownership (including through any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or other mechanism at a price related to the value of LATAM Shares or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of LATAM Shares and that increases in value as the value of LATAM Shares increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of LATAM Shares, in any case without regard to whether (A) such derivative conveys any voting rights in such securities to such Person, (B) the derivative is required to be, or capable of being, settled through delivery of such securities or (C) such Person may have entered into other transactions that hedge the economic effect of such derivative, but not including any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act) of any LATAM Shares or securities or rights convertible into or exchangeable for any LATAM Shares (other than acquisitions by Delta for its own account of LATAM Shares that do not result in Delta (A) during the Initial Lock-Up Period, owning more than twenty percent (20%) of LATAM Shares; provided that in the event a LATAM shareholder that does not currently hold more than twenty percent (20%) of the LATAM Shares increases its equity interest, together with any of its Affiliates or other Person with which it is acting as a “group” (as defined in the Exchange Act)), in LATAM to above twenty percent (20%), then Delta may acquire LATAM Shares up to 24.99% of LATAM Shares or (B) during the Subsequent Lock-Up Period, owning more than 24.99% of LATAM Shares), provided that, for the avoidance of doubt, in no event shall any of the foregoing restrict Delta from exercising its preemptive or withdrawal rights as a shareholder of LATAM in accordance with applicable Law, (ii) any tender or exchange offer involving LATAM Shares (other than pursuant to this Article 6 (Acquisition by Delta of Minority Stake in LATAM)), (iii) any merger, other business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to LATAM or any of its Subsidiaries, (iv) initiation of any proposal for action by the shareholders of LATAM, or any “solicitation” of “proxies” (as such terms are used under the Exchange Act), in order to vote or consent regarding any transaction that would effect a change of control of LATAM (provided, for the avoidance of doubt, that in no event shall this clause (iv) restrict Delta from any action in its capacity as a shareholder of LATAM in connection with the nomination and election of directors appointed by Delta to the board of directors of LATAM commensurate with Delta’s ownership of LATAM Shares in accordance with applicable Law), (v) form, join or in any way participate in a “group” (as defined in the Exchange Act) with respect to any securities of LATAM, or (vi) otherwise act, alone or in concert with others, to seek to control LATAM;
(b)    take any action that might force LATAM to make a public announcement regarding any of the types of matters set forth in clause (a) above (other than in the exercise of its voting rights of LATAM Shares it has acquired in accordance with this Article 6 (Acquisition by Delta of Minority Stake in LATAM));
(c)    enter into discussions or arrangements with any third party with respect to any of the matters set forth in clauses (a) and (b) above; or
(d)    make any public disclosure of any consideration, intention, plan or arrangement with respect to any of the matters set forth in clauses (a) through (c) above. Delta will promptly advise LATAM of any inquiry or proposal made to it or any of its Affiliates with respect to any of the matters referred to in clauses (a) through (c) of this paragraph.
(e)    From and after the date hereof, Delta shall not acquire LATAM Shares in the event that, as a result of such acquisition, LATAM will be in violation of any foreign ownership restriction as in effect from time to time.

Section 6.4    Restrictions on Transfers.
(a)    No Transfer or attempt to Transfer any LATAM Shares in violation of this Section 6.4 (Restrictions on Transfers) shall be effective or valid for any purpose.
(b)    During the Initial Lock-Up Period, neither Delta nor any of its Affiliates may Transfer LATAM Shares without the prior written consent of LATAM (which LATAM may withhold in its sole discretion), except that such restriction shall not apply to Transfers made to Permitted Transferees.
(c)    During the Subsequent Lock-Up Period, neither Delta nor any of its Affiliates may Transfer LATAM Shares in a transaction, or series of transactions, that would result in Delta and its Permitted Transferees ceasing to hold in the aggregate (i) 15% of LATAM Shares or (ii) if Delta’s equity holding on the first day of the Subsequent Lock-Up Period represents less than 15% of LATAM Shares, such percentage of LATAM Shares.
(d)    Without the prior written consent of LATAM (which LATAM may withhold in its sole discretion), Delta and its Affiliates shall not be permitted to Transfer LATAM Shares to any airline carrier or any of its Affiliates that is organized or based in Delta’s Applicable Territory other than pursuant to open market transactions in which Delta has no reasonable basis to ascertain the identity of the buyer.
(e)    Solely in the event that this Agreement is terminated pursuant to Section 10.1(b) (Termination), without the prior written consent of LATAM (which LATAM may withhold in its sole discretion), Delta and its Affiliates shall not be permitted to Transfer LATAM Shares to any Transferee (other than a Permitted Transferee) that, to the best of Delta’s knowledge, would following such Transfer, beneficially own, after aggregating all LATAM Shares owned by such Transferee and its Affiliates and any other members of a “group” (as defined in the Exchange Act) in which any of them is a member with respect to LATAM Shares, of ten percent (10%) or more of the issued and outstanding LATAM Shares.
(f)    Notwithstanding anything to the contrary in this Agreement, in no event shall any of the foregoing restrict Delta from (i) during the Subsequent Lock-Up Period, exercising its withdrawal rights as a shareholder of LATAM in accordance with Chilean Law or (ii) during the Subsequent Lock-Up Period, tendering LATAM Shares into any tender offer launched and consummated under applicable Law.
Section 6.5    Restrictions on LATAM. From the date of this Agreement until the first date on which Delta and its Permitted Transferees collectively own less than 10% of the issued and outstanding LATAM Shares, LATAM and its Affiliates shall not, without the prior written consent of Delta (which Delta may withhold in its sole discretion) issue, grant an option to subscribe for, pledge or transfer any share capital of or other equity interest in LATAM to either of the following companies, their respective Affiliates, successors or assigns or any other Person acting in a group with any such Person in such acquisition, other than pursuant to open market transactions in which LATAM has no reasonable basis to ascertain the identity of the buyer: [***].

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
Section 7.1    Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as follows:
(a)    Organization. Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.
(b)    Due Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party, and this Agreement to which it is a party is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    Consents. Other than the Strategic Alliance Regulatory Approvals and the Equity Ownership Antitrust Consents, as applicable, no expirations of waiting periods under applicable Antitrust Laws and no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Body by such Party in connection with the execution and delivery by such Party of this Agreement.
(d)    No Violation or Breach. The execution, delivery and performance by such Party of this Agreement does not constitute (i) a violation of any provision of the Organizational Documents of such Party, (ii) a violation of any applicable Law to which such Party is subject or a (iii) breach of any material Contract to which such Party is a party, except in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement.
(e)    Litigation. No Legal Proceeding brought by any Governmental Body is pending or, to the knowledge of such Party, threatened against such Party or any of its Affiliates that (i) challenges or seeks to prevent, enjoin or otherwise delay any of the transactions contemplated by this Agreement or (ii) would otherwise reasonably be expected to have a material adverse effect on the ability of such Party to exercise its rights or perform its obligations under this Agreement or the Definitive Agreements.
(f)    Anti-Bribery; Sanctions.
(i)    Except for matters (x) publicly disclosed as of the date hereof or (y) that are not, individually or in the aggregate, material, to such Party’s knowledge, such Party, its Subsidiaries and the directors, officers and employees of such Party or its Subsidiaries (when acting on behalf of such Party or its Subsidiaries) have not violated any Anti-Bribery Laws and have not authorized, offered or made any payments directly or indirectly to any Government Official or third party that would result in violation of any Anti-Bribery Law. Such Party and its Subsidiaries have instituted policies and procedures designed to promote compliance by such Party and its

Subsidiaries with, and to prevent violations by such Persons of, such Anti-Bribery Laws. Except for matters (A) publicly disclosed as of the date hereof or (B) that are not, individually or in the aggregate, material, to such Party’s knowledge, neither such Party nor any of its Subsidiaries, nor any director or officer of such Party or any of its Subsidiaries, nor any employee, agent or representative or other Person who performs or has performed services on behalf of such Party or any of its Subsidiaries has, directly or indirectly, on behalf or for the benefit of such Party or Subsidiary, violated any, or, is subject to actual or pending or threatened Legal Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Bribery Law.
(ii)    Neither Party nor any of its Subsidiaries, nor any director or officer of such Party or any of its Subsidiaries, is a Person that is the subject or target of any Sanctions, nor are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC.
ARTICLE 8
PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY
Section 8.1    Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, and except for the joint press release to be issued by the Parties in the form previously agreed, neither Delta nor LATAM (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the execution or performance of this Agreement or to the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that neither Party shall be restrained from making such disclosure as may be required by Law or by the listing agreement with or regulations of any stock exchange (in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued); provided, further, that each Party may make public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by Delta or LATAM or to the extent that they have been reviewed and previously approved by both Delta and LATAM.
Section 8.2    Confidentiality. Subject to the requirements of applicable Law, each Party acknowledges that this Agreement and the information provided to it and its representatives in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the confidentiality provisions of the Confidentiality Agreement (and other than any terms of the Confidentiality Agreement which are no longer applicable on their face, such as regarding code names and the existence of this Agreement and the transactions contemplated hereby) which shall be deemed incorporated herein by reference as if set forth herein except that the term of such Confidentiality Agreement shall be extended through the date that is the earlier of the third (3rd) anniversary of any termination under Section 10.1 (Termination) of this Agreement and the effectiveness of the Strategic Alliance Agreements.
ARTICLE 9

TAX
Section 9.1    Additional Amounts. All payments made under this Agreement to LATAM shall be made without deduction for any tax and are exclusive of any sales tax, value-added tax or similar taxes. To the extent that the payor is required to withhold taxes with respect to a payment to LATAM as a result of a Change in Law that occurred between the date of this Agreement and the date of such payment, then (i) the payor shall promptly notify LATAM of the need to withhold such taxes with respect to such payment, and (ii) Delta and LATAM shall use commercially reasonable efforts to restructure such payment and this Agreement in order to reduce such taxes, provided that if such taxes are still required to be withheld despite such efforts then the payor shall be entitled to withhold such taxes and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law.
Section 9.2    Section 833. LATAM represents and warrants that (a) it is eligible to rely on Section 883 of the Code with respect to income derived from the international operation of aircraft, and (b) it has properly excluded from U.S. federal income taxation under Section 883 of the Code all income received from any similar arrangements which involve flights between the United States and South America. The Parties covenant to treat all payments made to LATAM under this Agreement as excludable from U.S. federal income taxation under Section 883 of the Code, and agree to take no tax, accounting or regulatory position inconsistent with such treatment.
ARTICLE 10
TERMINATION
Section 10.1    Termination. This Agreement may be terminated:
(a)    by the mutual written consent of Delta and LATAM;
(b)    by LATAM, upon a material breach by Delta of this Agreement or the Strategic Alliance Agreements, which breach is not curable or, if curable, is not cured within sixty (60) days after notice thereof is given by LATAM; provided, that LATAM shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) (Termination) if LATAM is then in material breach of this Agreement or the Strategic Alliance Agreements;
(c)    by Delta, upon a material breach by LATAM of this Agreement or the Strategic Alliance Agreements, which breach is not curable or, if curable, is not cured within sixty (60) days after notice thereof is given by Delta; provided, that Delta shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) (Termination) if Delta is then in material breach of this Agreement or the Strategic Alliance Agreements;
(d)    by either Delta or LATAM, upon notice to the other, at any time after [***], if the Strategic Alliance Implementation Date has not occurred on or before such date; or
(e)    so long as the Tender Offer has not been consummated in accordance with the terms hereof, by LATAM upon notice to Delta delivered within one hundred eighty (180) days after the Tender Offer Outside Date; provided that prior to the exercise of such termination right, the chief executive officer of LATAM shall have engaged in good faith consultations with the chief executive officer of Delta for a period of at least thirty (30) days.
Section 10.2    Effect of Termination.
(a)In the event of the termination of this Agreement by any Party pursuant to the terms hereof, notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation thereafter on the part of either Party (or any of its or their respective Affiliates or Representatives); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, (a) no such termination shall relieve any Party of any liability in connection with any other Party resulting from any breach of any provision of this Agreement prior to such termination, and (b) the provisions set forth in (A) Section 3.4 (Effect of Termination) (and, to the extent contemplated by Section 3.4, Section 3.1), (B) Article 5 (Aircraft Transactions) (including the Aircraft Agreements and the transactions contemplated thereby), (C) Section 6.3 (Standstill), (D) Section 6.4(d) (Restriction on Transfer), Section 6.4(e) (Restriction on Transfer) and Section 6.4(f) (Restrictions on Transfers), (E) Section 8.2 (Confidentiality), (F) this Section 10.2 (Effect of Termination), (G) Section 11.1 (Indemnification) and (H) Article 12 (Miscellaneous) shall survive any such termination of this Agreement.
(b)In addition to any other remedies as shall be available under this Agreement, (i) upon a termination pursuant to Section 10.1(b) or Section 10.01(d) (Termination), Delta shall, as promptly as practicable but in any event no later than within eighteen (18) months of the date of termination of this Agreement, take such actions as may be required to reduce its and its Affiliates’ aggregate holdings to less than five percent (5%) of LATAM Shares, and (ii) in the case of any termination under Section 10.1(b) (Termination), Delta shall, and shall cause its Affiliates to, (x) promptly cause any designees of Delta to the board of directors of LATAM to resign or to be removed from such office, (y) not seek to nominate any directors to the board of directors of LATAM and (z) exercise its voting rights (including in respect of the board) pro rata in accordance with the vote by the other holders of LATAM Shares.
ARTICLE 11
INDEMNIFICATION
Section 11.1    Indemnification for Breach. Each Party shall indemnify, defend and hold harmless the other Party and each of their respective Affiliates, successors and assigns, from and against any and all claims, actions, suits, proceedings, losses (including lost profits), damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements in connection with the enforcement of any claim for breach) (collectively, “Damages”), arising out of or resulting from, directly or indirectly, any failure by it or any of its Subsidiaries or Representatives to comply with the terms of this Agreement or any Definitive Agreement.

ARTICLE 12
MISCELLANEOUS

Section 12.1    Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated herein are consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination.
Section 12.2    Late Payments. Any amount that is not paid when due hereunder shall bear interest from and including the date payment of such amount was due through to the date of actual payment at the per annum rate of [***].
Section 12.3    Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by an internationally recognized overnight courier, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 12.3 (Notices)):

If to LATAM:	LATAM Airlines Group S.A.
Presidente Riesco 5711, 20th Floor
Las Condes, Santiago, Chile
E-mail:  [***]
Attention:  Juan Carlos Mencio

with a copy (which shall not constitute notice) to:

Claro & Cia
Av. Apoquindo 3721, 14th floor
Postal Code 755 0177
Santiago, Chile
Email: jmeyzaguirre@claro.cl
Attention: José María Eyzaguirre B.

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Email: jlewis@cgsh.com; ckordula@cgsh.com
Attention: Jeffrey S. Lewis and Chantal E. Kordula

If to Delta:	Delta Air Lines, Inc.

1040 Delta Boulevard
Atlanta, GA 30354
Email: [***]
Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad St
New York, NY 10004
Email: galviss@sullcrom.com; ahlersw@sullcrom.com
Attention: Sergio J. Galvis and Werner F. Ahlers
Section 12.4    Entire Agreement. This Agreement together with the Confidentiality Agreement and the Definitive Agreements constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.
Section 12.5    Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.
Section 12.6    Waivers. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver, consent or agreement by any Party with respect to any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving, consenting or agreeing. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.
Section 12.7    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.8    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties. For the avoidance of doubt, nothing in this Section 12.8 (No Third Party Beneficiary) shall affect any rights that any Person (other than the Parties or their Affiliates) may have by operation of applicable Law.
Section 12.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 12.9 (Assignment) shall be null and void and of no force and effect. Subject to the preceding sentences of this Section 12.9 (Assignment), this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns. In the event that LATAM or Delta or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the merging or transferor Party shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations of such Party set forth in this Agreement.
Section 12.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of New York.
(b)    Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, to the extent such court does not have subject matter jurisdiction, any New York State court sitting in the Borough of Manhattan of the City of New York (the “Chosen Court”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Legal Proceeding will be heard and determined in the Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than the Chosen Court and

(v) agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Section 12.10(b) (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 12.3 (Notices) or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.
(c)    EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.
Section 12.11    Specific Performance. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.
Section 12.12    Further Assurances. On the terms and subject to the conditions set forth herein, the Parties shall cooperate with each other and use (and cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, as promptly as practicable, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law: (i) to undertake and complete the actions and consummate all of the transactions contemplated by this Agreement (including entry into the Definitive Agreements and implementation of the Strategic Alliance), (ii) to deliver such notices and take such other actions as may be required to terminate, in accordance with their terms, Existing Agreements that limit the operation of the provisions hereof or any of the Definitive Agreements and (iii) to prepare and file as promptly as reasonably practicable all documentation to effect all necessary Filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations, necessary or advisable to be obtained in order to comply with the terms hereof.
Section 12.13    Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.
Section 12.14    Time Is of the Essence. Time is of the essence in the performance of the transactions contemplated by this Agreement.
Section 12.15    Essential Covenants. Delta and LATAM acknowledge that the covenants set forth in Article 2 (Strategic Alliance), Article 3 (Transition Costs Payments), Article 4 (Transition Support), Article 5 (Aircraft Transactions) and Article 6 (Acquisition by Delta of Minority Stake in LATAM) are essential elements of this Agreement and represent a significant portion of the consideration to be received by LATAM and Delta, as the case may be, under this Agreement, but for these covenants, the Parties would not have entered into this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LATAM AIRLINES GROUP S.A.
By: /s/ Enrique Cueto Plaza
Name: Enrique Cueto Plaza
Title: Chief Executive Officer

DELTA AIR LINES, INC.
By: /s/ Ed Bastian
Name: Ed Bastian
Title: Chief Executive Officer